                                                                  EXHIBIT (8)-2

                   [Letterhead of Willkie Farr & Gallagher]

                                                                 April [ ], 1997



InPhyNet Medical Management Inc.
1200 South Pine Island Road, Suite 600
Fort Lauderdale, Florida 33324


Gentlemen:

         This opinion is being delivered to you pursuant to Section 9.3(c) of the Agreement and Plan of Merger, dated as of January 20, 1997 (the "Agreement"), between MedPartners, Inc., a Delaware corporation ("Parent"), Seabird Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Subsidiary"), and InPhyNet Medical Management Inc., a Delaware corporation (the "Company"). Pursuant to the Agreement, the Company will merge with and into Subsidiary (the "Merger"). Subsidiary will survive the Merger and remain a wholly owned subsidiary of Parent.

         Except as otherwise provided, capitalized terms referred to herein have the meanings ascribed to them in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the "Code").


         We have acted as your legal counsel in connection with certain aspects of the Merger. In rendering the opinions expressed herein, we have examined and, with your consent, relied upon (without any independent investigation thereof) statements and representations in the following documents (including all schedules and exhibits thereto): (i) the Agreement; (ii) the Prospectus-Proxy Statement on Form S-4 (Commission File No. 333 - 24639) filed with the Securities and Exchange Commission on April 4, 1997, amended by Amendment No. 1 thereto filed on April 23, 1997 (the "Prospectus-Proxy Statement"); (iii) an opinion of Haskell Slaughter & Young, LLC addressed to Parent and dated the date hereof, that the Merger will qualify as a reorganization under Section 368
(a) of the Code; and (iv) such other instruments and documents related to the formation, organization and operation of Parent, Subsidiary and the Company or to the consummation of the Merger and the transactions contemplated or completed in connection therewith as we have deemed necessary or appropriate.


         In our examination of the foregoing documents, we have assumed, with your consent: (i) that original documents (including signatures) are authentic, documents submitted to us as copies conform to their original documents, and there has been, or will have been, due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
(ii) that all representations and statements set forth in such documents are true and correct at all times; (iii) that any representation or statement made "to the knowledge of "or similarly qualified is correct and accurate without such qualification at all times; and (iv) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and that there will be no change in facts or applicable law prior to the Effective Time which would change any of the opinions set forth in this letter. With your consent we have also assumed, and this opinion is subject to the condition, that the Merger qualifies as a statutory merger under the General Corporation Law of the State of Delaware.

         For purposes of rendering the opinions expressed herein, we also have assumed, with your consent, the accuracy of the statements contained in letters of representation provided to us from Parent, Subsidiary and the Company as well as representations contained in certificates provided to us by certain Company stockholders, all of which are dated the date hereof. These representations relate to the Merger and its qualification as a reorganization under the Code.

         Based upon such facts, assumptions and representations and subject to the qualifications stated below, we are of the following opinions:

         (i)   the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code and Parent, Subsidiary and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by the Company as a result of the Merger;

         (iii) no gain or loss will be recognized by a Company stockholder who receives solely shares of Parent Common Stock in exchange for Company Shares;

         (iv) the receipt of cash in lieu of fractional shares of Parent Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Parent;

         (v) the tax basis of the shares of Parent Common Stock received by a Company stockholder will be equal to the tax basis of the Company Shares exchanged therefor, excluding any basis allocable to a fractional share of Parent Common Stock for which cash is received; and

         (vi) the holding period of the shares of Parent Common Stock received by a Company stockholder will include the holding period or periods of the Company Shares exchanged therefor, provided that the Company Shares are held as a capital asset of the Company stockholder within the meaning of Section 1221 of the Code at the Effective Time.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         1. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transactions that may be undertaken in connection with the Merger). In particular, we express no opinion regarding: (i) whether and the extent to which any Company stockholder who has provided or will provide services to Parent, Subsidiary or the Company will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Parent Common Stock received by any such stockholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code; the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 341 or 708 of the Code or the regulations promulgated thereunder; (iv) the survival and/or availability of any tax attributes or elections of the Company, after application of any provisions of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of any transaction in which Company stock or a right to acquire Company stock was received; and (vi) the tax consequences of the Merger (including the opinions set forth above) as applied to stockholders of the Company with special tax status or circumstances (and/or holders of options or warrants for Company stock) or that may be relevant to particular classes of Company stockholders (and/or holders of options or warrants for Company stock) such as corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon the exercise of stock options or in other compensatory transactions.

         2. This opinion is given as of the date hereof and is based upon the application of federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures, all existing as of the date hereof. In the event of a material change in the federal tax law or pertinent facts prior to the Effective Time, our opinions might be adversely affected and may not be relied upon and we may not be in a position to issue a similar opinion as of the Effective Time. Our opinion is based upon our analysis of current tax law and is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not asset a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to inform you of new developments in the application or interpretation of the federal income tax laws.


         3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material portion thereof, or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event that one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, or is materially changed prior to the Effective Time, our opinions might be adversely affected and may not be relied upon.


         4. This opinion is being delivered to you in connection with, and pursuant to, the Agreement and the Prospectus-Proxy Statement, and it may not be relied upon for any other purpose without our prior written consent.


         5. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                        Very truly yours,